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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
       SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF
                        THE SECURITIES EXCHANGE ACT OF 1934.

                          Commission File Number 0-26580


                        AMERICAN COIN MERCHANDISING, INC.
                          ----------------------------
             (Exact name of registrant as specified in its charter)


                   5660 CENTRAL AVENUE, BOULDER, COLORADO 80301
                               (303) 444-2559
       ------------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                        PREFERRED SHARE PURCHASE RIGHTS
                     ---------------------------------------
            (Title of each class of securities covered by this Form)


                            TRUST PREFERRED SECURITIES
                       JUNIOR SUBORDINATED DEBENTURES GUARANTEE
-----------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)    [X]         Rule 12h-3(b)(1)(i)  [ ]
               Rule 12g-4(a)(1)(ii)   [ ]         Rule 12h-3(b)(1)(ii) [ ]
               Rule 12g-4(a)(2)(i)    [ ]         Rule 12h-3(b)(2)(i)  [ ]
               Rule 12g-4(a)(2)(ii)   [ ]         Rule 12h-3(b)(2)(ii) [ ]
                                                  Rule 15d-6           [ ]


        Approximate number of holders of record as of the certification or notice date: 1

        Pursuant to the requirements of the Securities Exchange Act of 1934, American Coin Merchandising, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: February 12, 2002                     By:  /s/ W. John Cash
                                                 --------------------------
                                                 Senior Vice President,
                                                 Chief Financial Officer
                                                 and Treasurer